Exhibit 8.1

August 1, 2022

Impac Mortgage Holdings, Inc.

19500 Jamboree Road

Irvine, California 92612

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (File No. 333-266167) filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2022 (the “Registration Statement”). Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Registration Statement. The Registration Statement relates to the Company’s proposed offer to holders of its Preferred Stock to exchange such Preferred Stock for the Preferred Stock Consideration (the “Exchange Offer”).

You have requested our opinion concerning the accuracy of the discussion of the Exchange Offer set forth in the section entitled “Material U.S. Federal Income Tax Considerations” (the “Tax Disclosure”). In rendering this opinion, we have examined and relied on the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below (collectively with the Registration Statement, the “Documents”).

In our examination of the Documents, we have assumed that (i) the Exchange Offer and other transactions contemplated by the Exchange Offer have been or will be consummated as described in the Registration Statement and that such Documents accurately reflect the material facts of such transactions, (ii) all factual representations and statements in the Documents are true and correct and will continue to be true and correct at all relevant times including as of the date hereof, (iii) each party who has executed or adopted, or will execute or adopt, the Documents had, or will have, the proper authority and capacity, (iv) any Documents that have been provided to us in draft form will be executed, adopted, and/or filed without material modification, (v) the respective parties to each of the Documents and all parties referred to therein have, and will continue to, act in all respects and at all relevant times in conformity with the requirements and provisions of each of the Documents, and (vi) none of the terms and conditions contained in any of the Documents have been or will be waived or modified in any respect.

If any of our assumptions described in this opinion are untrue for any reason or if the Exchange Offer or any other transaction contemplated by the Registration Statement is consummated in a manner that is different from the manner in which it is described in any of the Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, the opinion expressed below may be adversely affected and may not be relied upon.

Impac Mortgage Holdings, Inc.
August 1, 2022

This opinion is based on the Code, Treasury Regulations thereunder, judicial authority, and current administrative rulings, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Based upon and subject to the foregoing, we hereby state our opinion that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the Exchange Offer and of the ownership and disposition of the Preferred Stock Consideration, subject to the qualifications set forth therein and herein.

We express no opinion as to the laws of any jurisdiction other than the U.S. federal income tax laws of the United States of America to the extent specifically referred to herein. No opinion should be inferred as to (i) any other tax consequences of the Exchange Offer or any other transaction contemplated by the Registration Statement, (ii) the tax consequences of the Exchange Offer or any other transaction contemplated by the Registration Statement under any state, local, or foreign law, or with respect to other areas of U.S. federal taxation, or (iii) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure.

This opinion is furnished in connection with the transaction described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law. This opinion has been prepared for you in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Venable LLP

Venable LLP